Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (the “Second Amendment”) is made as of the 19th day of September, 2014, by and among:

THE KITCHEN COLLECTION, LLC, an Ohio limited liability company (as successor by merger to The Kitchen Collection, Inc., a Delaware corporation), for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (together with the Lead Borrower, individually, a “Borrower,” and collectively, the “Borrowers”), the BORROWERS party hereto,

the GUARANTORS party hereto,

the LENDERS party hereto, and

WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wells Fargo Retail Finance, LLC), a national banking association having a place of business at One Boston Place, Boston, Massachusetts 02108, as Administrative Agent, Collateral Agent, and Swing Line Lender (in such capacity, the “Agent”).

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.
WITNESSETH

WHEREAS, the Borrowers, the Guarantors, the Lenders, and the Agent, among others, have entered into a Credit Agreement dated as of April 29, 2010 (as amended and in effect, the “Credit Agreement”);

WHEREAS, the Borrowers, the Guarantors, the Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	Defined Terms. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Credit Agreement, unless otherwise defined.

2.
Representations and Warranties. Each Loan Party hereby represents and warrants that after giving effect to this Second Amendment, (i) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except in the case of any representation or warranty qualified or modified by materiality, which is true and correct as so qualified or modified) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

3.	Ratification of Loan Documents.

a.
The Credit Agreement, as hereby amended, and all other Loan Documents, are hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party hereby ratifies, confirms, and reaffirms that the Collateral continues to secure all of the Obligations, as modified by this Second Amendment.

4.	Amendments to Article I. The provisions of Article I of the Credit Agreement are hereby amended as follows:

a.	The definitions of “Bank Products,” “Cash Management Services” and “Factored Receivables” are hereby deleted in their entirety and the following substituted in their stead:
“Bank Products” means any services of facilities provided to any Loan Party by the Administrative Agent or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.
“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Administrative Agent or any of its Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.
“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo, WFRF or any of their respective Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

b.	The definition of “Fee Letter” is hereby deleted in its entirety and the following substituted in its stead:
“Fee Letter” means the letter agreement, dated April 29, 2010, as amended and restated by a letter agreement, dated August 7, 2012, and as amended and restated by a letter agreement, dated September 19, 2014, among the Lead Borrower and the other Borrowers and the Administrative Agent, as such letter may from time to time be amended, restated, supplemented or otherwise modified.

c.	The definition of “Letter of Credit Sublimit” is hereby amended by deleting the number “$10,000,000.00” and substituting “$3,000,000.00” in its stead.

d.	The definition of “Maturity Date” is hereby deleted in its entirety and the following substituted in its stead:

“Maturity Date” means September 19, 2019.

e.	The following new definition is hereby added to the Credit Agreement in appropriate alphabetical order:
“Second Amendment Effective Date” means September 19, 2014.

5.	Amendment to Article II.

a.	Section 2.09 of the Credit Agreement is hereby amended by deleting clauses (a) and (b) thereof in their entirety and by substituting the following in their stead:

(a)     Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to (i) prior to the Second Amendment Effective Date, 0.375% per annum and (ii) after the Second Amendment Effective Date, 0.32% per annum, times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day after the end of each month, commencing with the first such date to occur after the Second Amendment Effective Date, and on the last day of the Availability Period. The commitment fee shall be calculated monthly in arrears.
(b)    Early Termination Fee. In the event that the Termination Date occurs, for any reason, on or prior to the second anniversary of the Second Amendment Effective Date, or in the event that the Borrowers reduce (but do not terminate) the Aggregate Commitments by an amount in excess of $10,000,000 on or prior to the second anniversary of the Second Amendment Effective Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to the following: (i) one percent (1.00%) of (x) in the case of the occurrence of the Termination Date, the Aggregate Commitments then in effect (without regard to any termination thereof) or (y) in the case of a reduction of the Aggregate Commitments, the amount of such reduction in the Aggregate Commitments, as applicable, if the Termination Date or reduction shall occur at any time on or prior to the first anniversary of the Second Amendment Effective Date; and (ii) one-half of one percent (0.50%) of (x) in the case of the occurrence of the Termination Date, the Aggregate Commitments then in effect (without regard to any termination thereof) or (y) in the case of a reduction of the Aggregate Commitments, the amount of such reduction in the Aggregate Commitments, as applicable, if the Termination Date or reduction shall occur at any time after the first anniversary of the Second Amendment Effective Date but on or prior to the second anniversary of the Second Amendment Effective Date. All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the early termination of this Agreement or any portion of the Commitments and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof.

6.	Conditions to Effectiveness. This Second Amendment shall not be effective until each of the following conditions precedent has been fulfilled to the satisfaction of (or waived by) the Agent:

a.	The Agent shall have received counterparts of this Second Amendment duly executed and delivered by each of the parties hereto.

b.
All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Second Amendment and the documents, instruments and agreements to be executed in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

c.	The Borrowers shall have paid the fees set forth in the Fee Letter.

d.	No Default or Event of Default shall have occurred and be continuing.

e.	The Agent shall have received such additional documents, instruments, and agreements as any Agent may reasonably request in connection with the transactions contemplated hereby.

7.	Miscellaneous.

a.	The Loan Parties shall reimburse the Agent for all Credit Party Expenses incurred by the Agent in connection herewith.

b.
This Second Amendment may be executed in several counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Second Amendment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Second Amendment.

c.
This Second Amendment and the Credit Agreement together shall constitute one agreement. This Second Amendment and the Credit Agreement together express the entire understanding of the parties with respect to the matters set forth herein and supersede all prior discussions or negotiations hereon.

d.
The Loan Parties represent and warrant that they have consulted with independent legal counsel of their selection in connection with this Second Amendment and are not relying on any representations or warranties of the Agent or the other Credit Parties or their respective counsel in entering into this Second Amendment.

e.
If any provision of this Second Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Second Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

f.	This Second Amendment shall constitute a Loan Document for all purposes.

g.	THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the date first above written.
THE KITCHEN COLLECTION, LLC, an Ohio limited liability company (as successor by merger to The Kitchen Collection, Inc., a Delaware corporation), as Lead Borrower and as a Borrower

By:	/s/ Karen Cavender
Name:	Karen Cavender
Title:	Corporate Controller

WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to Wells Fargo Retail Finance, LLC), as Administrative Agent and Collateral Agent, as Swing Line Lender and as a Lender

By:	/s/ Emily Abrahamson
Name:	Emily Abrahamson
Title:	Vice President